ride the light
[GRAPHIC LOGO OMITTED]
                                                                            NEWS
QWEST(R)


                     QWEST COMMUNICATIONS AMENDS $4 BILLION
                         UNSECURED BANK credit facility

   Company Continues To Expect To Be Cash Flow Positive in Second Quarter 2002

                 Amendment Increases Debt/EBITDA Coverage Limits


DENVER, March 18, 2002 -- Qwest Communications International Inc. (NYSE: Q) today announced it has amended its $4 billion unsecured bank credit agreement. The company believes that available cash and borrowings available under the bank facility will be sufficient to pay debt maturing in the next twelve months and to fund its capital and operating expenditures during that period. Qwest continues to expect to become cash flow positive in the second quarter of 2002.

"The amendment is good for Qwest and the banks," said Robin Szeliga, Qwest executive vice president and chief financial officer. "It lets us continue to reduce our debt and puts the liquidity issues to rest."

As part of the amendment, Qwest is permitted to maintain a ratio of debt to Consolidated EBITDA (as defined in the agreement) for the trailing four quarters of not more than 4.25 at March 31, June 30 and September 30, 2002 and 4.0 at December 31, 2002 and March 31, 2003. The previous debt coverage ratio limit was
3.75. The bank facility matures May 3, 2002, but the company presently expects to exercise its option to extend the maturity to May 3, 2003, as permitted by the agreement.

In connection with the amendment, the company repaid approximately $608 million from the net proceeds of the issuance by Qwest Corporation, its wholly owned subsidiary, of $1.5 billion principal amount of 8 7/8 percent senior notes. Approximately $3.4 billion remains outstanding under the bank facility. As part of the amendment, the company agreed to use a portion of net proceeds from future sales of assets and capital market transactions, including the issuance of debt and equity securities, to prepay the bank loan until the outstanding loan is $2 billion or less.

About Qwest
Qwest Communications International Inc. (NYSE: Q) is a leader in reliable, scalable and secure broadband data, voice and image communications for businesses and consumers. The Qwest Macro Capacity(R) Fiber Network, designed with the newest optical networking equipment for speed and efficiency, spans more than 190,000 miles globally. For more information, please visit the Qwest Web site at www.qwest.com.

                                      # # #


This release may contain projections and other forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by Qwest Communications International Inc. (together with its affiliates, "Qwest", "we" or "us") with the Securities and Exchange Commission, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: potential fluctuations in quarterly results; volatility of Qwest's stock price; intense competition in the markets in which we compete; changes in demand for our products and services; the duration and extent of the current economic downturn, including its effect on our customers and suppliers; adverse economic conditions in the markets served by us or by companies in which we have substantial investments; adverse results of review and scrutiny by regulatory authorities, media and others of financial reporting practices; dependence on new product development and acceleration of the deployment of advanced new services, such as broadband data, wireless and video services, which could require substantial expenditure of financial and other resources in excess of contemplated levels; higher than anticipated employee levels, capital expenditures and operating expenses; rapid and significant changes in technology and markets; adverse changes in the regulatory or legislative environment affecting our business; adverse developments in commercial disputes or legal proceedings; delays in our ability to provide interLATA services within our 14-state local service area; failure to maintain rights-of-way; and failure to achieve the projected synergies and financial results expected to result from the acquisition of U S WEST, and difficulties in combining the operations of the combined company. This release may include analysts' estimates and other information prepared by third parties for which we assume no responsibility. We undertake no obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The Qwest logo is a registered trademark of, and CyberCenter is a service mark of, Qwest Communications International Inc. in the U.S. and certain other countries.


         Contacts:  Media Contact:               Investor Contact:
                    --------------               -----------------
                    Tyler Gronbach               Lee Wolfe
                    303-992-2155                 800-567-7296
                    tyler.gronbach@qwest.com     IR@qwest.com

                                       2